UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12.

MCAFEE CORP.

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The following language appeared as Item 8.01 Other Events on McAfee Corp’s Form 8-K filed February 1, 2022.

As previously disclosed, on November 5, 2021, McAfee Corp., a Delaware corporation (“McAfee” or the “Company”), entered into an Agreement and Plan of Merger, dated as of November 5, 2021, among Condor BidCo, Inc., a Delaware corporation (“Parent”), Condor Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”) and McAfee (as amended from time to time, the “Merger Agreement”), pursuant to which Merger Subsidiary will merge with and into McAfee and the separate corporate existence of Merger Subsidiary will cease, with McAfee continuing as the surviving corporation in the Merger as a wholly owned subsidiary of Parent (the “Merger”). On December 21, 2021, the Company filed with the SEC its Preliminary Proxy Statement (the “Preliminary Proxy Statement”). On January 4, 2022, the Company filed with the Securities and Exchange Commission (“SEC”) its Definitive Proxy Statement (the “Definitive Proxy Statement”), which was mailed to Company stockholders.

On January 5, 2022, January 11, 2022, and January 21, 2022, the Company received demand letters on behalf of purported stockholders of the Company challenging certain disclosures set forth in the Definitive Proxy Statement (the “Demand Letters”).

In addition, two stockholder complaints relating to the Merger were filed in the United States District Court for the Northern District of California, one filed on January 19, 2022 and captioned Coffman v. McAfee Corp. et al., Case No. 5:22-cv-00361, and one filed on January 20, 2022 and captioned Waswick v. McAfee Corp. et al., Case No. 5:22-cv-00395. On January 25, 2022, a stockholder complaint relating to the Merger was filed in the United States District Court for the Eastern District of New York, captioned Sayre v. McAfee Corp. et al., Case No. 1:22-cv-00430. On January 26, 2022, a stockholder complaint relating to the Merger was filed in the United States District Court for the District of Delaware, captioned Kent v. McAfee Corp. et al., Case No. 1:99-mc-09999. On January 28, 2022, a stockholder complaint relating to the Merger was filed in the United States District Court for the Southern District of New York, captioned Finger v. McAfee Corp. et al., Case No. 1:22-cv-00758. Each of the Coffman, Sayre, Kent, and Finger complaints alleges that the Definitive Proxy Statement is false and/or misleading and asserts claims for violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and “SEC” Rule 14a-9 against the Company and its directors. The Waswick complaint alleges that the Preliminary Proxy Statement is false and/or misleading and asserts claims for violations of Section 14(a) and 20(a) of the Exchange Act and SEC Rule 14a-9 against the Company and its directors. Each of these complaints (collectively, the “Complaints”) purports to seek, among other things, injunctive relief preventing the Merger, damages, and an award of plaintiffs’ costs and expenses, including reasonable attorneys’ and expert fees.

The Company believes that the claims asserted in the Demand Letters and Complaints are without merit and that no supplemental disclosure is required under applicable law. However, in order to moot the plaintiffs’ claims, to avoid the risk of the Demand Letters or the Complaints delaying or adversely affecting the Merger and to minimize the costs, risks and uncertainties inherent in litigation, without admitting any liability or wrongdoing, the Company has determined to voluntarily supplement the Definitive Proxy Statement as described in this Current Report on Form 8-K to address claims asserted in the Demand Letters and Complaints.

Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the Demand Letters and Complaints, including that any additional disclosure was or is required, and believes that the supplemental disclosures contained herein are immaterial.

These supplemental disclosures will not affect the consideration to be paid in connection with the Merger or the timing of the special meeting of Company stockholders to be held at 10:00 a.m., Pacific time, on February 9, 2022, virtually via the Internet at www.virtualshareholdermeeting.com/MCFE2022SM.

Supplemental Disclosure to Definitive Proxy Statement in Connection with the Complaints

The additional disclosures in this Current Report on Form 8-K supplement the disclosures contained in the Definitive Proxy Statement and should be read in conjunction with the disclosures contained in the Definitive Proxy Statement, which in turn should be read in its entirety. To the extent that information in this Current Report on Form 8-K differs from or updates information contained in the Definitive Proxy Statement, the information in this Current Report on Form 8-K shall supersede or supplement the information in the Definitive Proxy Statement. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement.

The following disclosure is added as a new paragraph under the last paragraph on page 36 under the heading “The Merger—Background of the Merger”, beginning on page 35 of the Definitive Proxy Statement:

The Board of Directors selected Morgan Stanley as its financial advisor based on its relevant industry expertise, knowledge of the Company arising out of its pre-existing relationship with the Company, and because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated November 5, 2021, McAfee engaged Morgan Stanley to act as its financial advisor in connection with the Merger. The engagement letter between McAfee and Morgan Stanley provides for a transaction fee of approximately $35 million, which is contingent upon consummation of the transaction. In addition, McAfee has agreed to reimburse Morgan Stanley for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Morgan Stanley and related persons against various liabilities, including certain liabilities under the federal securities laws.

The following disclosure supplements and restates the third paragraph on page 53 under the heading “The Merger—Opinion of Goldman Sachs & Co. LLC—Implied Premia and Multiples Analysis”, beginning on page 52 of the Definitive Proxy Statement, with the new text presented in bold, underlined font:

In addition, Goldman Sachs calculated an implied equity value for McAfee for purposes of calculating the following multiples by multiplying the $26.00 in cash per share of Company Stock by the 460.1 million fully diluted outstanding shares of Company Stock as of November 4, 2021, calculated using the treasury-stock method, as provided by the management of McAfee and approved for Goldman Sachs’ use by the management of McAfee. Goldman Sachs then calculated an implied enterprise value of McAfee by adding to the implied equity value it calculated the net debt of McAfee of $2,118 million as of September 25, 2021, as provided by the management of McAfee and approved for Goldman Sachs’ use by the management of McAfee.

The following disclosure supplements and restates the second sentence in the first full paragraph on page 55 under the heading “The Merger—Opinion of Goldman Sachs & Co. LLC—Illustrated Discounted Cash Flow Analysis”, beginning on page 54 of the Definitive Proxy Statement, with the new text presented in bold, underlined font:

Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for McAfee the net debt of McAfee as of September 25, 2021 of $2,118 million, as provided by the management of McAfee and approved for Goldman Sachs’ use by management of McAfee, to derive a range of illustrative equity values for McAfee. Goldman Sachs then divided the range of illustrative equity values it derived by the 459.7 million to 460.2 million fully diluted outstanding shares of McAfee, as provided by the management of McAfee and approved for Goldman Sachs’ use by management of McAfee, calculated using the treasury stock method, to derive a range of illustrative present values per share of Company Stock ranging from $19.45 to $29.89.

The following disclosure supplements and restates the fifth and sixth sentences of the disclosure under the heading “The Merger—Opinion of Goldman Sachs & Co. LLC—Illustrated Present Value of Future Share Price Analysis”, on page 55 of the Definitive Proxy Statement, with the new text presented in bold, underlined font:

Goldman Sachs then subtracted the amount of McAfee’s forecasted net debt of $2,102 million, $1,836 million and $1,359 million as of December 31, 2021, 2022, and 2023, respectively, each as provided by the management of McAfee and approved for Goldman Sachs’ use by the management of McAfee, to derive a range of illustrative equity values for McAfee as of December 31 for each of the years 2021 to 2023. Goldman Sachs then divided the results by the 460.7 million, 464.4 million and 468.8 million projected year-end fully diluted shares of Company Stock for each of the years 2021, 2022 and 2023, respectively, as provided by the management of McAfee and approved for Goldman Sachs’ use by the management of McAfee, to derive a range of implied future share prices.

The following disclosure supplements and restates the second and third sentences of the last paragraph on page 56 under the heading “The Merger—Opinion of Goldman Sachs & Co. LLC—Selected Transactions”, beginning on page 55 of the Definitive Proxy Statement, with the new text presented in bold, underlined font:

Goldman Sachs then subtracted the net debt for McAfee as of September 25, 2021 of $2,118 million, as provided by the management of McAfee and approved for Goldman Sachs’ use by the management of McAfee, from the range of implied enterprise values to determine a range of implied equity values for McAfee. Goldman Sachs then divided these equity values by the 459.7 million to 460.4 million fully diluted outstanding shares of Company Stock, as provided by the management of McAfee and approved for Goldman Sachs’ use by the management of McAfee, calculated using the treasury stock method, which resulted in a range of implied equity values per share of Company Stock ranging from $19.89 to $37.26.

The following disclosure supplements and restates the first sentence of the disclosure under the heading “The Merger—Opinion of Goldman Sachs & Co. LLC—Premia Paid Analysis”, on page 57 of the Definitive Proxy Statement, with the new text presented in bold, underlined font:

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for 465 all-cash acquisition transactions announced from 2012 through November 4, 2021, involving a public company based in the United States as the target where the disclosed enterprise values for the transaction was greater than $1 billion.

The following disclosure supplements and restates the table on page 60 under the heading “The Merger—Certain Projected Financial Information—Summary of Projections”, beginning on page 60 of the Definitive Proxy Statement, with the new additions underlined:

The following table presents a summary of the May 29 Projections.

(in millions)	2021	2022	2023	2024
Gross Revenue	$1,962	$2,285	$2,664	$3,075

Contra Revenue	(105)	(107)	(107)	(108)

Net Revenue	$1,858	$2,177	$2,557	$2,967

Pro forma adjusted Cost of Sales(1)	$362	$446	$539	$624

Gross Margin	$1,496	$1,731	$2,018	$2,343

Gross Margin%	80.5%	79.5%	78.9%	79.0%

Pro forma adjusted Operating Expense(2)	$580	$583	$596	$608

Pro forma adjusted EBITDA(3)	$916	$1,148	$1,421	$1,734

Pro forma adjusted EBITDA margin	49.3%	52.7%	55.6%	58.5%

Pro forma stranded costs(4)	$93	$44	—	—

Adjusted EBITDA(5)	$823	$1,104	$1,421	$1,734

Adjusted EBITDA margin	44.3%	50.7%	55.6%	58.5%

The following disclosure supplements and restates the table on page 61 under the heading “The Merger—Certain Projected Financial Information—Summary of Projections”, beginning on page 60 of the Definitive Proxy Statement, with the new additions underlined:

The following table presents a summary of the Management Projections.

(in millions)	2021	2022	2023	2024	2025
Gross Revenue	$2,008	$2,268	$2,510	$2,672	$2,818

Contra Revenue	(103)	(107)	(112)	(114)	(115)

Net Revenue	$1,905	$2,161	$2,398	$2,558	$2,703

Pro forma adjusted Cost of Sales(1)	$366	$436	$503	$548	$590

Gross Margin	$1,540	$1,724	$1,894	$2,011	$2,113

Gross Margin%	80.8%	79.8%	79.0%	78.6%	78.2%

Pro forma adjusted Operating Expense(2)	$574	$619	$661	$683	$710

Pro forma adjusted EBITDA(3)	$966	$1,105	$1,234	$1,327	$1,403

Pro forma adjusted EBITDA margin	50.7%	51.2%	51.5%	51.9%	51.9%

Pro forma stranded costs(4)	$100	$63	$20	$23	$25

Adjusted EBITDA(5)	$866	$1,042	$1,214	$1,304	$1,378

Adjusted EBITDA margin	45.4%	48.2%	50.6%	51.0%	51.0%

Unlevered Free Cash Flow (less stock-based compensation)(6)	$414	$608	$829	$896	$912

Notes:

(1)

Pro forma adjusted Cost of Sales is a non-GAAP financial measure which is defined as Total Cost of Sales less amortization of intangible assets, equity-based compensation expense, and other costs of sales not reflective of our ongoing operations, further adjusted for pro forma stranded costs (see Note 4). These pro forma adjustments have not been prepared in accordance with Article 11 of Regulation S-X.

(2)

Pro forma adjusted Operating Expense is a non-GAAP financial measure which is defined as Total Operating Expense less amortization of intangible assets, equity-based compensation expense, public company expenses, and certain other operating costs not reflective of our ongoing operations, further adjusted for pro forma stranded costs (see Note 4). These pro forma adjustments have not been prepared in accordance with Article 11 of Regulation S-X.

(3)

Pro forma adjusted EBITDA is a non-GAAP financial measure which is defined as Adjusted EBITDA further adjusted for pro forma stranded costs (see Note 4). Pro forma adjusted EBITDA has not been prepared in accordance with Article 11 of Regulation S-X.

(4)

Pro forma stranded costs include general corporate overhead and other shared or dis-synergy costs previously allocated to our Enterprise business. This pro forma adjustment represents the estimated impact of removing certain costs primarily as a result of the divestiture of our Enterprise business in 2021. We plan to optimize pro forma stranded costs during fiscal 2022. Realization of such stranded costs is subject to significant uncertainties and there can be no assurance that such stranded costs will be realized.

(5)

Adjusted EBITDA is a non-GAAP financial measure which is defined as adjusted operating income less depreciation expense plus certain other non-operating costs, further adjusted for pro forma stranded costs (see Note 4). Adjusted operating income is defined as net income (loss), excluding the impact of amortization of intangible assets, equity-based compensation expense, interest expense, foreign exchange (gain) loss, net, taxes, and certain other operating and non-operating costs. Adjusted EBITDA for the May 29 Projections also excludes expenses related to being a publicly traded company.
(6)

Goldman Sachs arithmetically calculated the line item entitled “Unlevered Free Cash Flow” based on the information provided in the Management Projections. “Unlevered Free Cash Flow” is a non-GAAP financial measure which we define as net cash provided by operating activities plus interest payments less capital expenditures. For purposes of the Management Projections made available to and used by Goldman Sachs with the approval of McAfee management for the purpose of performing financial analyses in connection with the rendering of its opinion to the Board of Directors, Unlevered Free Cash Flow was presented less stock-based compensation.

The disclosure under the heading “The Merger—Interests of Executive Officers and Directors of McAfee in the Merger”, beginning on page 63 of the Definitive Proxy Statement, is hereby supplemented by adding the following paragraph after item number (4) on page 67.

Future Arrangements with Parent

As of the date of this proxy statement, to the Company’s knowledge, none of our executive officers has had discussions with, or entered into any agreement, arrangement, or understanding with Parent or any of its affiliates regarding employment with the Surviving Corporation or one or more of its affiliates. Although such arrangements have not, to the Company’s knowledge, been discussed as of the date of this proxy statement, it is possible that certain of our executive officers may have discussions and may enter into agreements, arrangements, or understandings with Parent or Merger Subsidiary, their subsidiaries or their respective affiliates regarding employment with the Surviving Corporation or one or more of its affiliates. The Merger is not conditioned upon any executive officer of the Company entering into any such agreement, arrangement or understanding.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements include statements relating to McAfee’s strategy, goals, future focus areas and the value of the proposed transaction to McAfee stockholders. These forward-looking statements are based on McAfee management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “expects,” “believes,” “plans,” or similar expressions and the negatives of those terms. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements, expressed or implied by the forward-looking statements, including: (a) risks related to the satisfaction of the conditions to closing the Merger (including the failure to obtain necessary regulatory approvals and the requisite approval of stockholders) in the anticipated timeframe or at all; (b) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (c) risks related to disruption of management’s attention from McAfee’s ongoing business operations due to the Merger; (d) disruption from the Merger making it difficult to maintain business and operational relationships, including retaining and hiring key personnel and maintaining relationships with McAfee’s customers, vendors and others with whom it does business; (e) significant transaction costs associated with the Merger; (f) the risk of litigation and/or regulatory actions related to the Merger; (g) the possibility that general economic conditions, and conditions and uncertainty caused by the COVID-19 pandemic, could cause information technology spending to be reduced or purchasing decisions to be delayed; (h) an increase in insurance claims; (i) an increase in customer cancellations; (j) the inability to increase sales to existing customers and to attract new customers; (k) McAfee’s failure to integrate future acquired businesses successfully; (l) the timing and success of new product introductions by McAfee or its competitors; (m) changes in McAfee’s pricing policies or those of its competitors; (n) developments with respect to legal or regulatory proceedings; (o) the inability to achieve revenue growth or to enable margin expansion; (p) changes in McAfee’s estimates with respect to its long-term corporate tax rate; and (q) such other risks and uncertainties described more fully in documents filed with or furnished to the SEC by McAfee, including under the heading “Risk Factors” in McAfee’s Annual Report on Form 10-K previously filed with the SEC on March 1, 2021 and under Item 1A “Risk Factors” in its Quarterly Report on Form 10-Q previously filed with the SEC on November 9, 2021. All information provided in this Current Report on Form 8-K is as of the date hereof and McAfee undertakes no duty to update this information except as required by law.

Additional Information and Where to Find It

In connection with the Merger, McAfee filed with the SEC its Definitive Proxy Statement on January 4, 2022. McAfee commenced mailing the Definitive Proxy Statement to its stockholders on or about January 4, 2022. MCAFEE URGES YOU TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT MCAFEE, THE MERGER AND RELATED MATTERS. You may obtain a free copy of the Definitive Proxy Statement and other related documents filed by McAfee with the SEC at the website maintained by the SEC at www.sec.gov. You also may obtain a free copy of the Definitive Proxy Statement and other documents filed by McAfee with the SEC by accessing the Investor Relations section of McAfee’s website at https://ir.mcafee.com/.

Participants in the Solicitation

McAfee and certain of its directors, executive officers and employees may be considered to be participants in the solicitation of proxies from McAfee’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of McAfee in connection with the proposed transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise is included in the Definitive Proxy Statement filed with the SEC. You may also find additional information about McAfee’s directors and executive officers in McAfee’s proxy statement for its 2021 Annual Meeting of Stockholders, which was filed with the SEC on April 22, 2021 and in subsequently filed Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and McAfee’s website at www.mcafee.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2022

MCAFEE CORP.

By:	/s/ Sayed Darwish
	Name:	Sayed Darwish
	Title:	Senior Vice President and Chief Legal Officer